UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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salesforce.com, inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

On May 2, 2018, salesforce.com, inc. (“Salesforce”) filed with the Securities and Exchange Commission its definitive proxy statement for the 2018 Annual Meeting of Stockholders to be held on June 12, 2018 (the “Proxy Statement”). This Amendment No. 1 is being filed to amend the Proxy Statement in order to correct an inadvertent computational error in the value realized by our named executive officers from the exercise of stock options in fiscal 2018 as reported in the Option Exercises and Stock Vested Table. Specifically, the amounts previously reported for each named executive officer were overstated because they did not account for the executive’s payment of the stock option exercise price.

Except as described below, this Amendment No. 1 does not modify or update any disclosures presented in the Proxy Statement. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Proxy Statement or modify or update disclosures that may have been affected by subsequent events.

CHANGE TO PROXY STATEMENT

The “Option Exercises and Stock Vested Table” section on page 37 of the Proxy Statement is amended as follows:

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information concerning option exercises and the vesting of stock awards and the value realized upon exercise or vesting by the NEOs during fiscal 2018.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2)
Marc Benioff	1,300,000	$60,795,102	—	—
Mark Hawkins	277,453	$6,871,432	16,169	$1,574,722
Keith Block	660,000	$31,652,589	8,270	$883,484
Parker Harris	240,800	$13,031,388	20,709	$2,021,835
Alexandre Dayon	316,382	$15,351,464	28,454	$2,744,785

(1)	The value realized on exercise is pre-tax and represents the difference between the market price of the shares of our common stock underlying the options when exercised and the applicable exercise price, which is commonly referred to as the intrinsic value.
(2)	The value realized on vesting is pre-tax and is determined by multiplying the number of vested restricted stock units by the closing price of the Company’s common stock on the vesting date.